                                                                   Exhibit 12(b)

                         THE BEAR STEARNS COMPANIES INC.
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                        (In thousands, except for ratio)


                             (Unaudited)  (Unaudited)
                             Nine-Months  Nine-Months  Fiscal Year  Five-Months  Fiscal Year  Fiscal Year  Fiscal Year   Fiscal Year
                                Ended        Ended        Ended        Ended        Ended        Ended        Ended         Ended
                              August 31,   August 25,  November 30,  November 26,  June 30,     June 30,     June 30,      June 30,
                                 2001         2000         2000         1999         1999         1998         1997         1996
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Earnings before taxes
    on income                 $  724,479   $  889,205   $1,171,523   $  453,592   $1,064,108   $1,063,492   $1,013,690   $  834,926
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------

Add: Fixed Charges
     Interest                  3,100,160    3,485,648    4,800,891    1,531,787    3,379,914    3,638,513    2,551,364    1,981,171
     Interest factor
       in rents                   25,864       23,846       32,200       12,783       31,363       30,130       26,516       25,672
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------

    Total fixed charges        3,126,024    3,509,494    4,833,091    1,544,570    3,411,277    3,668,643    2,577,880    2,006,843
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------

Earnings before fixed
     charges and taxes on
      income                  $3,850,503   $4,398,699   $6,004,614   $1,998,162   $4,475,385   $4,732,135   $3,591,570   $2,841,769
                              ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========

Preferred stock dividends     $   29,335   $   29,335   $   39,113   $   16,297   $   39,430   $   31,012   $   23,833   $   24,493

Ratio of income before
     provision for income
     taxes to net income*            156%         154%         152%         159%         158%         161%         165%         170%
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Preferred dividend factor
     on pretax basis              45,828       45,129       59,264       25,863       62,340       49,939       39,390       41,680

Total fixed charges and
     preferred dividends      $3,171,852   $3,554,623   $4,892,355   $1,570,433   $3,473,617   $3,718,582   $2,617,270   $2,048,523
                              ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed
     charges and preferred
     stock dividends                 1.2          1.2          1.2          1.3          1.3          1.3          1.4          1.4
                              ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========


* Represents income before provision for income taxes divided by net income, which adjusts dividends on preferred stock to a pre-tax basis.